Exhibit 10.5

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 5th day of April, 2005, is entered into by Keane, Inc., a Massachusetts corporation with its principal place of business at 100 City Square, Boston, Massachusetts 02129 (the “Company”), and John F. Keane, Jr., residing at 151 Country Drive, Weston, Massachusetts 02493 (the “Consultant”).

INTRODUCTION

WHEREAS, the Company and ArcStream Solutions, Inc. (“ArcStream”) have entered into an Asset Purchase Agreement, dated as of April 4, 2005 (the “Purchase Agreement”), pursuant to which the Company has acquired certain assets and assumed specified liabilities of ArcStream;

WHEREAS, the Consultant was the founder and served as a director and officer of ArcStream; and

WHEREAS, the Company desires that the Consultant perform certain services in connection with the transition to the Company of certain business acquired pursuant to the Purchase Agreement, subject to and in accordance with the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1.             Services. The Consultant agrees to perform such consulting, advisory and transition-related support services to and for the Company, as may be reasonably requested by the Company during the Consultation Period (as defined below).  During the Consultation Period, the Consultant shall not engage in any activity that has a conflict of interest with the Company, including any competitive employment, business, or other activity, and he shall not assist any other person or organization that competes, or intends to compete, with the Company.

2.             Term.  This Agreement shall commence on the date hereof and shall terminate on April 27, 2005 (such period being referred to as the “Consultation Period”).

3.             Compensation.

3.1           Consulting Fees.  In full consideration for his services hereunder, the Company shall pay to the Consultant a consulting fee of $21,875, payable on or about May 11, 2005.

3.2           Benefits.  The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

4.             Cooperation.  The Consultant shall use his best efforts in the performance of his obligations under this Agreement.  The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder.  The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

5.             Independent Contractor Status.  The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

6.             Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6.

7.             Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

8.             Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

9.             Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

10.           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws (and not the laws of conflicts) of the Commonwealth of Massachusetts.

11.           Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

12.           Miscellaneous.

12.1         No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2         The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

12.3         In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

KEANE, INC.

By:	/s/ John J. Leahy

Title: Senior Vice President of Finance and Administration and Chief Financial Officer

CONSULTANT

/s/ John F. Keane, Jr.
John F. Keane, Jr.